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                                                                  EXHIBIT (k)(4)


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                              THE ZWEIG FUND, INC.
                          SUBSCRIPTION AGENT AGREEMENT



      This Subscription Agent Agreement (the "Agreement") is made as of April 1, 1998 between The Zweig Fund, Inc. (the "Fund") and State Street Bank & Trust Company, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2 (File No. 333-46955) filed by the Fund with the Securities and Exchange Commission on February 26, 1998, as amended by any amendment filed with respect thereto (the "Registration Statement").



      WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Stock, par value $0.10 per share ("Common Stock"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and



      WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.



      NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:



1. APPOINTMENT. The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.



2.    FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES.



      (a) Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as Transfer Agent of the Fund, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:



            (1) With respect to Record Date Shareholders only, the right to acquire during the Subscription Period (as defined in the Prospectus) at the Subscription Price (as defined in the Prospectus) a number of shares of Common Stock equal to one share of Common Stock for every seven Rights (the "Primary Subscription Right"); and



            (2) With respect to Record Date Shareholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Shareholders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege").

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The Fund may increase the number of shares of Common Stock subject to subscription by up to 25% of the Shares. Fractional shares will not be issued upon the exercise of Rights.

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3.    RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.



      (a) Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.



      (b) Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Fund Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Fund's Common Stock calculated on the basis of one Right for each whole share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date (provided that if a Shareholder owns less than 7 shares of the Fund's Common Stock, such Shareholder shall be entitled to subscribe for one Share of the Fund's Common Stock in the Primary Subscription). Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Fund deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.



      (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise the Rights.



4.    EXERCISE.



      (a) Record Date Shareholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Fund.



      (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Fund shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

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      (c) Notwithstanding the provisions of Section 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the Estimated Subscription Price for the shares of Common Stock subscribed for in the Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period") and full payment for their Common Stock within ten Business Days after the Confirmation Date (as defined in Section 4(d)). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.



      (d) The Fund will determine the Subscription Price by taking 95% of the average of the last reported sale prices of shares of Common Stock on the New York Stock Exchange on May 8, 1998 (the "Pricing Date") and the four preceding business days. Within eight business days following the Expiration Date (May 20, 1998, unless the Offer is extended, the "Confirmation Date"), a confirmation will be sent by the Agent to each subscribing Record Date Shareholder (or, if the Record Date Shareholder's shares of Common Stock are held by Cede or any other depository or nominee, to Cede or such depository or nominee), showing (i) the number of Shares acquired pursuant to the Primary Subscription, (ii) the number of Shares, if any, acquired pursuant to the Over-Subscription Privilege,
(iii) the per Share and total purchase price of the Shares, and (iv) any additional amount payable by such Record Date Shareholder to the Fund or any excess to be refunded by the Fund to such Record Date Shareholder, in each case based on the Subscription Price as determined on the Pricing Date. If any Record Date Shareholder exercises his or her right to acquire Shares pursuant to the Over-Subscription Privilege, any such excess payment which would otherwise be refunded to the Record Date Shareholder will be applied by the Fund toward payment for additional Shares acquired pursuant to exercise of the Over-Subscription Privilege.



      (e) Any additional payment required from a shareholder must be received by the Agent within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Fund to a shareholder will be mailed by the Agent as promptly as possible after the Confirmation Date. If a shareholder does not make timely payment of any additional amounts due in accordance with Section 4(d), the Agent will consult with the Fund in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.



5. VALIDITY OF SUBSCRIPTIONS. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund (or the Fund's Administrator) and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.



6. OVER-SUBSCRIPTION. To the extent Record Date Shareholders do not exercise all of the Rights issued to them, any underlying Shares represented by such Rights will be offered by means of the Over-Subscription Privilege to the Record Date Shareholders who have exercised all of the Rights issued to them and who wish to acquire more than the number of Shares to which they are entitled. Only Record Date Shareholders who exercise all the Rights issued to them may indicate, on the Subscription

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Certificate, which they submit with respect to the exercise of the Rights issued to them, how many Shares they desire to purchase pursuant to the Over-Subscription Privilege. If sufficient Shares remain after completion of the Primary Subscription, all over-subscription requests will be honored in full. If sufficient Shares are not available to honor all over-subscription requests, the Fund may issue shares of Common Stock up to an additional 25% of the Shares available pursuant to the Offer in order to cover such over-subscription requests. Regardless of whether the Fund issues additional shares pursuant to the Offer and to the extent Shares are not available to honor all over-subscription requests, the available Shares will be allocated among those who over-subscribe based on the number of Shares owned by them in the Fund on the Record Date. The allocation process may involve a series of allocations in order to assure that the total number of Shares available for over-subscription is distributed on a pro rata basis.



7. DELIVERY OF CERTIFICATES. Stock certificates for all Shares acquired in the Primary Subscription will be mailed promptly after the expiration of the Offer and full payment for the subscribed Shares has been received and cleared. Certificates representing Shares acquired pursuant to the Over-Subscription Privilege will be mailed as soon as practicable after full payment has been received and cleared and all allocations have been effected. Participants in the Fund's Distribution Reinvestment and Cash Purchase Plan (the "Plan") will have any Shares acquired in the Primary Subscription and pursuant to the Over-Subscription Privilege credited to their shareholder distribution reinvestment accounts in the Plan. Participants in the Plan wishing to exercise Rights for the shares of Common Stock held in their accounts in the Plan must exercise them in accordance with the procedures set forth above. Record Date Shareholders whose shares of Common Stock are held of record by Cede & Co. Inc. ("Cede") or by any other depository or nominee on their behalf or their broker-dealers' behalf will have any Shares acquired in the Primary Subscription credited to the account of Cede or such other depository or nominee. Shares acquired pursuant to the Over-Subscription Privilege will be certificated and stock certificates representing such Shares will be sent directly to Cede or such other depository or nominee.



8.    HOLDING PROCEEDS OF RIGHTS OFFERING IN ESCROW.



      (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Fund, in a segregated, interest-bearing account (the "Account"). Pending disbursement in the manner described in Section 4(e) above, funds held in the Account shall be invested by the Agent at the direction of the Fund.



      (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights (including interest earned thereon) to the Fund as promptly as practicable, but in no event later than ten business days after the Confirmation Date. Proceeds held in respect of Excess Payments (including interest earned thereon) shall belong to the Fund.



9.    REPORTS.



      (a) Daily, during the period commencing on April 15, 1998, until termination of the Subscription Period, the Agent will report by telephone or telecopier (by 2:00 p.m., New York time), confirmed by letter, to an Officer of the Fund or the Fund's Administrator, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Agent.



10. LOSS OR MUTILATION. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in

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its discretion impose (which shall, in the case of a mutilated Subscription
Certificate, include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.



11. COMPENSATION FOR SERVICES. The Fund agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated April 1, 1998 and set forth hereto as Exhibit A. The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.



12. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:



      (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.



      (b) The Fund will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.



13. CHANGES IN SUBSCRIPTION CERTIFICATE. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.



14.   ASSIGNMENT, DELEGATION.



      (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.



      (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.



15. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of Massachusetts.

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16.   SEVERABILITY. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.



17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.



18. CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.



19. FACSIMILE SIGNATURES. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.



20. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.



21. ADDITIONAL PROVISIONS. Except as specifically modified by this Agreement, the Agent's rights and responsibilities set forth in the Agreement for Stock Transfer Agent Services between the Fund and the Agent are hereby ratified and confirmed and continue in effect.





STATE STREET BANK & TRUST COMPANY           THE ZWEIG FUND, INC.




/s/ STEVEN MACQUARRIE                       /s/ STUART B. PANISH
      SIGNATURE                                    SIGNATURE



_______________________                     VICE PRESIDENT
      TITLE                                 TITLE